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                                                                    EXHIBIT 99.1

                                                           For Immediate Release
                                                           ---------------------


Valley Media, Inc. Sharpens Focus on Sell-Through Video

Woodland, CA - April 19, 2001 - Valley Media, Inc. (NASDAQ: VMIX), of Woodland, CA and Video Products Distributors (VPD, Inc.) of Folsom, CA, announced today the signing of a definitive letter of agreement for Valley's immediate exit from the video rental distribution business and VPD's assumption of that segment of Valley's business. Terms and conditions were not disclosed.

"Valley is fully and firmly committed to the distribution of sell-through VHS, DVD, and audio products", noted Peter Berger, Valley CEO, "and by completing this transaction we can focus our efforts on our traditional core activities and more effectively and efficiently serve our diverse customer base."

Berger went on to add, "To help ease in the transition of those customers in the rental business, VPD has already established accounts and agreed to match our terms of sale for those customers in the video rental business. I know our rental customers will be well served by VPD."

Tim Shannahan, CEO of VPD added, "This is a great opportunity for both companies. Valley can refocus their efforts, resources, and growth towards the video sell-through segment of the business where they're already a dominant player. VPD will continue our growth and success serving the video rental segment of the marketplace."

Berger said, "Shipments of rental products will continue through May 22, 2001, although new orders will not be taken after April 27, 2001."

This decision will result in closure of Valley's Bristol, PA distribution center as well as its sales offices in Carnegie, PA and Boston, MA. Approximately 100 employees will be affected.

Valley Media, Inc. is a distributor of music, video and DVD product, offering Full-line Distribution, Independent Distribution and New Media fulfillment services for e-commerce, in addition to publications and proprietary database products. Valley Media operates facilities in seven states with primary distribution facilities in Louisville, KY, and Woodland, CA, where its corporate headquarters are located. Additional information about Valley Media is available at www.valley-media.com.

This press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as "will," "expects," "anticipates," "plans," or "intends" and by other descriptions of future circumstances or conditions. Actual results may differ materially from those projected in these forward-looking statements. Factors that could affect Valley Media's actual results include, without limitation, risks and uncertainties related to the following factors: Conditions in the online market for music and video; the success of Valley Media's affiliate, amplified.com; customer concentration; and inability to fill certain key management positions. More information about these and other factors that could negatively affect Valley Media's financial performance and the value of its common stock is contained in Valley Media's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Readers of the 10-K should pay particular attention to the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Factors Affecting Operating Results."



CONTACT:
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Valley Media, Inc.                        VPD, Inc.
James P. Miller  (530) 406-5270      Tim Shannahan  (916) 605-1500
Don Rose  (530) 669-5176

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